Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus, of our report dated January 13, 2023, with respect to the consolidated financial statements of Mullen Automotive Inc. as of September 30, 2022 and for the year then ended, which report is included in the Annual Report of Mullen Automotive Inc. on Form 10-K for the year ended September 30, 2023, filed with the Securities and Exchange Commission. Our report includes an explanatory paragraph related to Mullen Automotive Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts”.

/s/ Daszkal Bolton LLP
Boca Raton, Florida

June 25, 2024